INDEPENDENT SALES REPRESENTATIVE AGREEMENT

This Independent Sales Representative Agreement ("Agreement") entered into as of this **6th** day of **September, 2021** (the "Effective Date") by and between **Active Marketing Group, Inc.**, a Missouri Corporation ("Sales Representative") and **Blender Bites Inc. a Canada** ("Company").

RECITALS

WHEREAS, Company is engaged in the business of manufacturing and/or distribution of its Products (as described on Schedule A, attached hereto and incorporated herein by reference) and wishes to have its Products offered for sale in various regions of the United States, and

WHEREAS, Sales Representative is engaged in the business of representing manufacturers and distributors as sales agent and is compensated for such service through commissions on sales arranged for the manufacturer and distributor, and

WHEREAS, Company desires to engage Sales Representative and Sales Representative desires to accept engagement by Company as Company's Sales Representative under the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. SALES REPRESENTATIVE APPOINTMENT AND RESPONSIBILITIES:

(a) Appointment: Company hereby appoints Sales Representative as an Independent Sales Representative in the market area known as the Territory (more fully described in Subsection 1 (c)).

(b) Duties and Responsibilities: Sales Representative shall use its best efforts to provide such services ("Services") as may be assigned to, and accepted by, Sales Representative from time to time.

(c) Territory: Sales Representative, on an exclusive basis, shall provide Services within Sales Representative's assigned market area, which area shall include the CUSTOMERS stated on (Schedule A) to this Agreement and incorporated herein by reference (together, the "Territory"). All customers or prospects headquartered in the Territory that operates on-line or Internet merchant websites are also included in the Territory.

2. COMPENSATION:

(a) Commission: In consideration of all services performed by Sales Representative under this Agreement, Company shall pay Sales Representative equal to the higher of a $1,800 monthly retainer or a commission of **Five percent (5%)** of the sales price (net of any discounts, allowances, or defectives) for all business for the entire contract period outlined in section 10, (See schedule A). All slotting allowances are at the companies expense and not the Sales Representative. Company, at its sole discretion, may reject any order, in whole or in part, for any reason, including without limitation, lack of availability of inventory or suppliers or limited capacity of Company or creditworthiness of the customer. In the event of such rejection, no commission shall be due or payable on the proposed order to Sales Representative. The amount of Commissions due Sales Representative will be calculated by the Company according to its cash receipts at the end of each month (net of any discounts, allowances.) and, based exclusively on those net receipts, will be paid to the Sales Representative, via check, ACH or wire transfer, all drawn in US Dollars on a US Bank, to a bank account designated by Sales Representative on or before the 15th day of the following month. In the event the sale is an installment sale, for a particular plan-o-gram ("POG"), for brick and mortar retailers or a digital shelf for E-Commerce retailers, then commissions shall be paid at the appropriate rate for the POG until the POG is, Renewed or re-worked for the next season or for the entire period of this agreement for E-Commerce retailers. Commissions past due over 30 days will

Initials - AMG: Company:

be charged interest of 2.5% every (30) thirty days. These late fees will be compounded monthly. Sales Commission payments and reports should be directed to the Sales Representative according to (Schedule B.)

3. EXPENSES:

(a) **General:** Unless otherwise agreed and approved by the Company, all expenses incurred by Sales Representative in fulfilling all duties and responsibilities necessary in providing Services to Company within the Territory will be the responsibility of Sales Representative and will not be born by the Company.

(b) **Samples:** Company shall provide samples of the Products at a time and in the styles and quantities and sizes as Company may from time to time choose. Samples will be furnished to each salesperson of Sales Representative and each office showroom at no charge. All customer requested samples are at no charge. Freight will be the responsibility of the Company.

(c) **Travel and Accommodation:** Unless otherwise agreed and approved by the Company, Company is not liable for any travel and accommodation expenses incurred by Sales Representative for Services undertaken within the Territory.

(d) **Itemization and Reimbursement:** If the Company pre-approves certain expenditures for reimbursement, Sales Representative agrees to furnish Company with an itemized accounting for all such expenditures. The itemized accounting shall comply with the United States Internal Revenue Service's regulations, including substantiating vouchers, invoices, and receipts relating to such expenses. Company shall pay reimbursement requests within thirty (30) days of submission to Company.

4. INDEPENDENT CONTRACTOR STATUS;

(a) **Independent Discretion and Operations.** Sales Representative shall remain an independent contractor free to use Sales Representative's own discretion and methods of conducting Sales Representative's business and is not and shall not be construed to be an employee, partner, joint venture, agent, shareholder, member, representative or participant of or within Company pursuant to or on account of this Agreement.

(b) **Independent Control.** Sales Representative has the sole right to control and direct the means, manner and method by which the Services will be performed.

(c) **Subcontractors and Employees.** Sales Representative has the right to hire assistants, subcontractors or to use employees to provide Services, at Sales Representative's own risk and expense.

(d) **Time Devoted to Services.** Neither Sales Representative nor Sales Representative's employees or subcontractors are required to devote full time to the performance of Services.

(e) **No Company Benefits.** Neither Sales Representative nor Sales Representative's employees nor subcontractors are eligible to participate in any of the health, employee pension, vacation pay, sick pay or other fringe benefit plans of Company (if any).

(f) **Non-Exclusive Representation.** Except as otherwise provided herein, Sales Representative and Sales Representative's employees or subcontractors are free to perform Services or services similar to those contemplated to be performed by Sales Representative under this Agreement for any individual or entity engaged in similar business.

(g) **No Reimbursement for Overhead.** Company shall have no obligation to reimburse Sales Representative for or make any advances on account of Sales Representative's overhead, accounting, legal, office rental, office furniture, office equipment, computer hardware and software, monthly charges for phone or facsimile lines, monthly charges for cellular telephones or pagers, unapproved traveling expenses, or any other charges or expenses of Sales Representative, except as specifically provided herein.

5. **RELATIONSHIP TO THIRD PARTIES:** Sales Representative agrees to advise third parties, whenever appropriate or necessary to protect Company, that Sales Representative cannot bind Company and that all agreements binding Company must be approved by an executive of the Company or its Board of Directors. Sales Representative does not and shall not have any right or authority whatsoever to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of company or to bind company in any manner.

6. **CONFIDENTIAL DATA/TRADE SECRETS:**

(a) With respect to Sales Representative's special business techniques, analyses of the market, forms, software programs, lists of clients and contacts, pricing, and all other information regarding its business, Company acknowledges that all of such information.

(i) Belongs to Sales Representative;

(ii) Constitutes specialized and highly confidential information not

(iii) Generally known in the industry, and,

(iv) Constitute trade secrets of Sales Representative. Accordingly, Company recognizes and acknowledges that it is essential to protect the confidentiality of such trade information.

(b) Company thus agrees to act as a trustee of such information and of any other confidential information he or she acquires in connection with Company's association with Sales Representative. Further, as an inducement to Sales Representative to execute this Agreement, Company and Company's employees, officers, directors, and shareholders, will hold such information in trust and confidence for the use and benefit solely of Sales Representative.

(c) Company shall not disclose such information to any person, firm, association, or other entity for any reason or purpose whatsoever, unless such information has already become common knowledge or unless Company is required to disclose it by judicial process.

(d) Company agrees and acknowledges that such information and all copies of any written materials summarizing, describing or relating to such information, whether supplied by Sales Representative or others or compiled by Sales Representative, is the property of Sales Representative and shall be returned promptly to Sales Representative upon expiration of this Agreement. Company further agrees that all such information and/or materials to which Company has had access or which has been disclosed to Company has been disclosed solely for the purposes of facilitating the sale of Company's Products by Sales Representative per the terms of this Agreement.

7. **NO PREDATORY SOLICITATION:** Company agrees that Company will not, either directly or through instructions to a third party, on Company's own behalf or in the service of others,

(a) Request, advise, or entice any suppliers or vendors of the Sales Representative or any affiliate or subsidiary of the Sales Representative as of the date of termination, whose identities became known to the Company, to cease doing business or change the manner in which they do business with the Sales Representative or any other related or affiliated entities of the Sales Representative, or to provide services or products to the Company or a third party which will limit or restrict the ability of such

suppliers or vendors to provide such services or products to the Sales Representative or any other related or affiliated entities of the Sales Representative; or

(b) Employ, retain the services of, or offer to employ or retain the services of (whether as an employee, independent contractor, consultant or otherwise) any individual who provided services to the Sales Representative or any affiliate or subsidiary of the Sales Representative as of the date of termination (whether as an employee, independent contractor, consultant or otherwise) within the two (2) year period preceding the termination of this Agreement, or request, advise, or entice any such individual to leave the employment of or association with the Sales Representative or any other related or affiliated entities of the Sales Representative, without having received Sales Representative's prior written permission to do so.

8. INJUNCTIVE RELIEF: Company hereby acknowledges that the loss to Sales Representative, which would arise from a material breach of sections 6 and 7 of this Agreement, cannot be reasonably or adequately compensated in damages in an action at law. Company therefore expressly agrees that Sales Representative, in addition to any other rights or remedies which it may possess, shall be entitled to injunctive relief to prevent a breach of the provisions of sections 6 and 7 of this Agreement.

9. TRADEMARKS: Sales Representative shall not use any trade names or trademarks of Company on any written documents, stationery, business cards, advertisements, telephone directories, office doors, or in any other manner without the prior written consent of Company except where the use may be required by applicable law.

10. TERM OF AGREEMENT; TERMINATION:

(a) The term of this Agreement shall be from the **Effective Date** to **September 5, 2022**, and shall automatically renew for one-year (1) term thereafter (collectively, the "Term"), unless otherwise terminated as provided in Subsection (b) below.

(b) Either party may terminate this Agreement with or without cause at any time after the one-year (1) term upon **Ninety (90)** days prior written notice and the Agreement shall then terminate at the end of the aforesaid one hundred twenty (120) day period. Such notice shall operate as an instruction to Sales Representative to cease all activities on behalf of Company as of the date of the notice.

(c) As a material inducement to Sales Representative to enter into this Agreement, Company expressly agrees that Sales Representative shall have no obligation to extend the term of this Agreement beyond the Term stated herein and that, notwithstanding any particular circumstances of Company or Company's investment or expenditure of time, money or effort in connection with the performance of this Agreement, and termination or expiration of this Agreement in accordance with this Section 10 shall be without liability of Sales Representative to Company by reason of any such termination or expiration. Company expressly acknowledges that Sales Representative has not made any representations as to the possible or expected duration of this Agreement, except as provided herein.

(d) Upon termination or expiration of this Agreement, Company shall pay all Commissions that come due **Ninety (90)** days after notice of termination is given, unless the commissions are due on a POG/MOD Set in which the Sales Representative was involved with, in which case Commissions shall continue to be paid for **Twelve (12)** months of the POG/MOD Set or until the POG/MOD Set is reworked for the next season, whichever occurs first. E-Commerce commissions will be paid until the term of this agreement is completed.

11. INDEMNIFICATION:

(a) Indemnity by Company. Company agrees to indemnify and hold Sales Representative and its successors, officers, directors and employees harmless from any and all actions, causes of action, claims, demands, costs, liabilities, expenses and damages (including without limitation reasonable attorneys' fee) arising out of or in connection with:

(i) Any claim arising from the negligence or willful misconduct of Company;

(ii) Any damage or loss to Sales Representative property or equipment while such property or equipment is in the possession, care, custody, or control of Company, and

(iii) Misuse or disclosure of confidential information by Company or any third parties to which Company discloses Sales Representative confidential information.

(b) Notice of Claim. If any action shall be brought against Sales Representative (the 'Indemnified Party') in respect to which indemnity may be sought pursuant to the provisions of Section 11, the Indemnified Party shall promptly notify Company (the "Indemnifying Party") in writing, specifying the nature of the action and the total monetary amount sought or other such relief as is sought therein. The Indemnifying Party may, at its option, assume the defense of the action, in which the Indemnified Party will cooperate fully in such defense and may participate in such defense with counsel of its own choice, provided that the Indemnified Party will be responsible for all expenses relating to such separate counsel. If Indemnifying Party assumes the defense of the action, its obligation will be limited to paying the attorneys' fees, costs and expenses associated with such defense (except as otherwise expressly provided herein) and holding harmless the Indemnified Party from and against any judgment paid on account of such action or monetary settlement Indemnifying Party has made (with the Indemnified Party's approval, not to be unreasonably withheld) or approved. No settlement may be made by the Indemnified Party without the Indemnifying Party's prior approval.

12. INSURANCE: During the term of this Agreement, Company shall maintain, without expense to Sales Representative, all insurance, including commercial, auto and personal, necessary to effectively run Company's business, and shall name Sales Representative as an additional insured. Such insurance shall, at a minimum, include:

(a) General Liability Insurance with a combined single limit of not less than $1,000,000, including premises/operations, contractual liability, independent contractor's liability and broad form property damage and personal injury.

Company shall furnish certificates evidencing the above coverage upon request by Sales Representative, but not more than three months (3 months) from effective date of this agreement. Such certificates shall provide for thirty (30) days written notice of cancellation or material change in coverage.

13. NOTICES: For the purposes of notice or demand, the respective parties shall be notified by certified or registered mail, return receipt requested, by commercial express mail service, or by electronic mail, at the addresses listed below.

To Sales Representative:

ACTIVE MARKETING GROUP. INC.
4640 Gulfstarr Drive
Destin, FL 32541
USA
Ken Cooper
Email: Ken@activemarketinginc.com
Contact: Ken Cooper

To Company:

Blender Bites Inc.
2808-1288 West Cordova Street
Vancouver, BC V6C 3R3
Chelsie Hodge / CEO
Email: chelsieblenderbites.com
Phone: 604-802-3879

14. MISCELLANEOUS:

(a) Section Headings: The section headings used in connection with the sections and subsections of this Agreement are inserted only for the purpose of reference. Such section headings shall not be deemed to govern, limit, modify, or in any other manner affect the scope, meaning or intent of the provisions of this Agreement or any part thereof; nor shall such section headings otherwise be given any legal effect.

(b) Entire Agreement/Modifications: This Agreement contains the complete understanding and agreement between the parties with respect to the within subject matter and may not be modified or amended except by written instrument executed by both of the parties.

(c) Waiver: A waiver by either party of any term or condition of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or any subsequent breach thereof.

(d) Warranties: Sales Representative shall not make any representations or warranties to any customer or potential customer other than the warranty, if any, published by Company in its sales literature.

(e) Time is of the Essence: Time is of the essence with regard to performance of the obligations contained in this Agreement.

(f) Severance: If any provision of this Agreement as applied to either party or any circumstances shall be adjudged by a court to be void and unenforceable, such shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstance, or the validity or enforceability of this Agreement.

(g) Survival of Provisions: Each of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

(h) Governing Law: This Agreement shall be exclusively governed by and construed under the laws of the state in which any cause of action under this Agreement might arise. Company and Sales Representative, solely for the purposes of enforcing a provision of this agreement, hereby submit themselves to the personal jurisdiction of the Courts of the State of Minnesota.

(i) Execution: This Agreement may be executed in any number of counterparts via inked, facsimile, or electronic signature, and each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

SIGNED AND AGREED to by the undersigned as of the date first set forth above.

ACTIVE MARKETING GROUP, INC.
Sales Representative

By: ______________________________
Ken Cooper
Its: **Vice President**

BLENDER BITES INC.
Company

By: ______________________________
Chelsie Hodge
Its: **Founder and CEO**

SCHEDULE A:

PRODUCTS:

ALL **BLENDER BITES INC.** PRODUCTS.

All United States & Canada Customers: Brick & Mortar Stores and their associated On-Line Websites apply.

ACCOUNTS / TERRITORY USA:

GROCERY:

- Walmart
- Target
- Kroger
- Safeway/Albertsons including Shaw's and ACME
- Publix
- Southeast Grocers
- HEB
- Wegmans
- Wakefern
- Hannaford
- Ahold Divisions:
  - Food Lion
  - Stop & Shop
  - Giant Landover
  - Hannaford
  - Giant Carlisle
- Price Chopper
- Giant Eagle
- Meijer
- Bashas
- Schnucks
- Brookshire Grocery
- Associated Food Stores
- Haggen
- Harmon Grocery
- Harps Grocery
- Big Y
- Spartan Corporate Stores
- Save Mart
- Stater Brothers
- Weis Markets
- Winco Foods
- Sam's
- Costco
- BJ Wholesale

NATURAL CHANNEL:

- Whole Foods

- Sprouts
- Fresh Thyme
- Harris Teeter
- Market Basket
- Natural Grocers
- Raley's
- Gelson's
- Dierbergs
- National COOP Grocers
- Bristol Farms
- Erewhon

E-COMMERCE:

- BOXED
- THRIVE MARKETS
- IHERB
- FRESH DIRECT
- GOPUFF
- IMPERFECT FOODS

<u>ACCOUNTS / TERRITORY CANADA:</u>

- WALMART
- METRO MARKETS
- LOBLAWS
- SOBEYS
- COSTCO
- WHOLE FOODS

SCHEDULE B:

SALES REPRESENATIVE COMMISSION PAYMENT INSTRUCTIONS:

PAYMENTS BY MAIL:

Payable to:	ACTIVEMARKETING GROUP, INC. C/O: CHERI HAWES 401 CHURCH STREET. UNIT 1424 O'FALLON, MO 63366
PHONE:	1-636-978-6161
EMAIL:	cheri@activemarketinginc.com

WIRES & ACH PAYMENTS

BANK:	ENTERPRISE BANK & TRUST 300 ST. PETERS CENTER ST. PETERS, MO 63376
ACCT NAME:	ACTIVE MARKETING GROUP, INC.
ACCT ADDR:	401 CHURCH STREET. UNIT 1424 O'FALLON, MO 63366
ACCT NO:	7001399
ABA ROUTING NO:	081006162

All checks need to be accompanied with the following:

- PDF of check detail back up to include but not limited to the following field data.
- Excel or CSV file of check detail back up to include but not limited to the following field data emailed to Cheri@activemarketinginc.com.
  - Customer Name
  - Purchase Order No.
  - Invoice No.
  - Invoice Date
  - Invoice Amount
  - Deduction Amount
  - Deduction Description
  - Net Invoice Sales Amount
  - Commission Rate %
  - Commission Paid

EXAMPLE

Customer Name	Purchase Order No.	Invoice No.	Invoice Date	Invoice Amount	Deduction Refrence	Deductions	Net Invoiced Sales Amount	Commission Rate	Commission Paid
Target Corporation	500-500800-340	5656565	1/1/19	$5,000.00	-		$5,000.00	7.00%	$350.00
Target Corporation	500-500800-340	5656565	1/1/19		Discount Applied	($350.00)	($350.00)	7.00%	($24.50)
WalMart USA	800606	3444415	1/15/19	$10,000.00	-		$10,000.00	7.00%	$700.00
WalMart USA	800606	3444415	1/15/19		Discount Applied	($150.00)	($150.00)	7.00%	($10.50)
Amazon-USA	365289	15000900	1/22/19	$8,000.00			$8,000.00	6.00%	$480.00
Amazon-USA	365289	15000900	1/22/19		Discount Applied	($422.00)	($422.00)	6.00%	($25.32)
Amazon-USA	365289	15000900	1/22/19		Defective Allowance	($26.00)	($26.00)	6.00%	($1.56)
Total				$23,000.00		($948.00)	$22,052.00		$1,468.12

Initials - AMG: [initials] Company: [ ]